Exhibit 99.1

Great Plains Holdings Agrees to Acquire Controlling Interest in Bonjoe Gourmet Chips, LLC

Wildwood, FL February 3, 2015 – Great Plains Holdings, Inc. (OTCQB:GTPH)  announced today that it has agreed to acquire 51% (up from 30% as previously reported) of Bonjoe Gourmet Chips LLC (“Bonjoe”) for stock and a working capital loan with an option to acquire another 20% interest in Bonjoe, subject to the results of  an in-store blitz marketing campaign featuring Bonjoe’s gourmet chips.

Bonjoe’s offers over 40 flavors of chips that employ a proprietary preparation process to reduce starches by up to 35% and include natural herbs and spices to give it their unique flavors such as Fried Pork Chops and Garlic, Bacon Cheddar, Blue Cheese and Jelly Donut. Bonjoe’s gourmet chips have become well known and have been featured on Good Morning America.

Over the next 90 days a blitz marketing campaign will feature Bonjoe’s gourmet chips in 100 new convenience stores located in a select market in Florida run by Mr. Checkout to test market the Bonjoe Gourmet Chips brand in these stores.

As part of the blitz marketing program, Bonjoe’s expects to be included in Mr. Checkouts “What’s  Hot Online Catalog”, have access to the download section of over 160 Walgreens Managers, over 2,000 Product Brokers and 920 Grocery Store contacts and a Targeted eBlast to distributors featuring new products recommended by Mr. Checkout.

According to a January 13, 2015 article in the Los Angles Times (Snack makers take a fresh look at healthful fare), the number of snacks consumed per day has doubled since the 1970s, the U.S. Department of Agriculture says, and that over 90% of Americans say they nibble daily, amounting to a $28-billion annual industry for salty snacks alone, according to Nielsen.

“We are excited to work with the management of Bonjoe’s to grow it from a local chip phenomena into a national brand.” said Denis Espinoza President of Great Plains Holdings, Inc.

Upon closing of the purchase of the interest in Bonjoe, Great Plains will appoint two of the three members of Bonjoe’s Board of Directors.

About Great Plains Holdings, Inc.

Great Plains Holdings operates Ashland Holdings, LLC, a wholly owned subsidiary that focuses on the real estate sector and also seeks opportunistic acquisitions in varying industries. This diversification model enables Great Plains to achieve multiple revenue streams and consistently increase hard assets and value.

Ashland Holdings, LLC is engaged in the acquisition and operation of commercial real estate, including, but not limited to, self-storage facilities, apartment buildings, manufactured housing communities for senior citizens, and other income producing properties.

For more information, visit www.gtph.com

Safe Harbor Statement

This news release contains statements that involve expectations, plans or intentions (such as those relating to future business or financial results) and other factors discussed from time to time in the Company’s Securities and Exchange Commission filings. These statements are forward-looking and are subject to risks and uncertainties, so actual results may vary materially. You can identify these forward-looking statements by words such as “may,” “should,” “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan” and other similar expressions. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors not within the control of the company. The company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The company disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.